EXHIBIT 2



                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                          CENTENNIAL TECHNOLOGIES, INC.

                                       AND

                       CENTENNIAL ACQUISITION CORPORATION

                                       AND

                              DESIGN CIRCUITS, INC.



                              DATED: July 10, 1996





                                TABLE OF CONTENTS


                                                                       Reference
                                                                         Page #
                                                                         ------

 1.               The Merger ...............................................  1
 2.               Surviving Corporation ....................................  2
 3.               Conversion of Shares .....................................  2
 4.               Share Repurchase..........................................  3
 5.               Holdback Provisions ......................................  4
 6.               Representations and Warranties of DCI ....................  5
 7.               Representations and Warranties of Centennial
                  and CAC................................................... 17
 8.               Covenants of DCI.......................................... 19
 9.               Covenants of Centennial and CAC .......................... 21
10.               Conditions to Obligations of Centennial and CAC........... 21
11.               Conditions to Obligations of DCI.......................... 22
12.               Investigation of DCI ..................................... 23
13.               Arbitration............................................... 24
14.               Closing................................................... 25
15.               Opinion of Counsel for DCI................................ 25
16.               Opinion of Counsel for Centennial and CAC................. 26
17.               Disclosure of Information ................................ 26
18.               Employment and Consulting Agreements...................... 27
19.               Further Assurances........................................ 27
20.               Notices................................................... 27
21.               Registration Rights....................................... 28
22.               Broker.................................................... 29
23.               Expenses ................................................. 29
24.               Entire Agreement ......................................... 30
25.               Binding Effect ........................................... 30
26.               Headings ................................................. 30
27.               Law Governing ............................................ 30
28.               Counterparts ............................................. 30








                               TABLE OF SCHEDULES

No.                                 Title
- ---                                 -----

2(e)                       Directors and Officers of Surviving
                              Corporation
3(a)(ii)                   Shareholder Exchange Amounts
6                          Miscellaneous Disclosure
6(a)                       Corporate Minutes
6(b)                       DCI Third Party Consents
6(c)(i)                    Federal Income Tax Returns
6(c)(ii)                   Financial Statements
6(d)                       Increases in Liabilities
6(e)                       Changes to Business, Properties and Other Changes
6(f)                       Security Interests, Liens, Encumbrances,
                              etc.
6(g)                       Existing Leases, Contracts, Franchises
                              and Commitments, and Agreements as to the Same
6(h)                       Miscellaneous Lists
6(i)                       Litigation, Claims, Proceedings, etc.
6(k)                       Tax Returns
6(n)                       Promissory Notes, Options and Warrants
6(p)                       Agreements and Arrangements with
                              Affiliates
6(s)                       Employee Plans
6(u)                       Other Material Executory Agreements
6(v)                       Permits, Licenses, Authorizations
6(w)                       Insurance Policies
6(z)                       Patents, Trademarks, Trade Names and
                              Copyrights
6(bb)                      Accrued Benefits
6(cc)                      Accrued Expenses
18                         List of Certain Employees










                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of the 10th day of July 1996, by and among CENTENNIAL ACQUISITION CORPORATION ("CAC"), a Massachusetts corporation; CENTENNIAL TECHNOLOGIES, INC., a Delaware corporation and the parent of CAC ("Centennial"); and DESIGN CIRCUITS, INC. ("DCI"), a Massachusetts corporation (CAC and DCI being hereinafter collectively referred to as the "Constituent Corporations").

         WHEREAS, the Board of Directors of Centennial, CAC and DCI have approved the merger of CAC with and into DCI (the "Merger") upon the terms and subject to the conditions set forth herein; and

         NOW, THEREFORE, intending to be legally bound hereby, and in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1.       THE MERGER

                  (a) On the Effective Date (as defined in Section 1(b)), CAC shall be merged with and into DCI in accordance with the applicable provisions of the Business Corporation Law of the Commonwealth of Massachusetts, and the separate existence of CAC shall thereupon cease, and DCI as the surviving corporation in the Merger (the "Surviving Corporation"), shall continue its corporate existence under the laws of the Commonwealth of Massachusetts under the name of Design Circuits, Inc. Upon the consummation of the Merger, the franchises and all the property, real, personal and mixed, including subscriptions to shares, causes of action and every other asset of each of the Constituent Corporations, shall vest in the Surviving Corporation without further act or deed. The Surviving Corporation shall assume and be liable for all the liabilities and obligations of each of the Constituent Corporations in accordance with the Business Corporation Law of the Commonwealth of Massachusetts.

         (b) Subject to the terms and conditions herein, on the date of the Closing described in Section 14 herein there shall be duly delivered to the Secretary of State of the Commonwealth of Massachusetts, in accordance with the Business Corporation Law of the Commonwealth of Massachusetts Articles of Merger, duly executed by the Constituent Corporations. The Merger shall become effective upon the date specified (the "Effective Date") in an escrow agreement (the "Escrow Agreement") of even date herewith. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place on July 10, 1996 at the offices of O'Connor, Broude & Aronson in Waltham, Massachusetts or such other place as the parties may agree (the "Closing Date"). All transactions shall be deemed to have occurred simultaneously, and none shall be deemed to have occurred until all other transactions shall have been taken.

         (c) The Merger is intended to qualify as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986.






         2.       SURVIVING CORPORATION

         (a) The name of the Surviving Corporation shall initially be Design Circuits, Inc.

         (b) The Articles of Organization of DCI (the "DCI Articles") as in effect on the Effective Date shall be the Articles of Organization of the Surviving Corporation, and the purposes as set forth in DCI Articles shall be the purposes of the Surviving Corporation.

         (c) The authorized capital stock of the Surviving Corporation shall be 200,000 shares of common stock, par value $.01 per share (the "DCI Common Stock").

         (d) The Bylaws of CAC as in effect on the Effective Date shall be the Bylaws of the Surviving Corporation.

         (e) The directors and officers of the Surviving Corporation on the Effective Date shall be as set forth in Schedule 2(e) hereto, to serve in accordance with the Bylaws of the Surviving Corporation.

         3.       CONVERSION OF SHARES

         (a) As of the Effective Date, by virtue of the Merger and without any action on the part of the holders therein:

                  (i) All shares of DCI Common Stock which are held by DCI as treasury shares, and DCI Common Stock owned by CAC or any other company controlling, controlled by or under common control with CAC shall be cancelled.

                  (ii) The outstanding shares of capital stock of DCI shall be converted into an aliquot share (the "Exchange Amount") of the Merger Price (identified below) in accordance with the provisions of DCI's Articles of Organization, as amended. The Exchange Amount each shareholder of DCI (a "Shareholder," and, collectively, the "Shareholders") will receive is set forth in Schedule 3(a)(ii).

                  (iii) Each outstanding share of common stock, $.01 par value per share of CAC shall be converted into one share of DCI Common Stock.

         (b) The Merger Price shall be $5,622,077 in cash (the "Cash Portion"), plus 100,000 shares of common stock, $.01 par value per share, (the "Centennial Common Stock") of Centennial (the "Stock Portion"). The Cash Portion shall be paid by certified or bank check or by wire transfer in immediately available funds, subject to the provisions of this Agreement.

         (c) The Cash Portion determined pursuant to Section 3(b) and (c) herein shall be reduced in accordance with the provisions of Section 5 herein.

         (d) The number of shares of Centennial Common Stock included in the Stock Portion will be increased if the weighted average closing price of the Centennial Common Stock during the ten trading days before the Closing Date as reported by the American Stock Exchange is less than $21.50 per share. In this event, the number of shares of Centennial Common Stock included in the Stock Portion will be increased to equal $2,400,000 divided by the weighted average closing price of the Centennial Common Stock during the ten trading days before the Closing Date.

         (e)      The Merger Price shall be paid as follows:

                  (i) $5,372,077 and a letter of instruction to the transfer agent (the "Instruction Letter") of Centennial instructing such agent to issue 100,000 shares of Centennial Common Stock to the Shareholders in amounts as provided by DCI to Centennial shall be delivered on the Closing Date. The Instruction Letter shall provide for overnight delivery of the Shares to the Shareholder Representative.

                  (ii) $250,000 the ("Escrow Amount") shall be paid 120 days following the Closing Date, subject to the provisions of Section 5 herein.

         (f) On the Effective Date, each holder of record of capital stock of DCI shall surrender his certificate or certificates, which shall be converted automatically into the right to receive an aliquot share of the Merger Price. All shares of capital stock of DCI outstanding immediately prior to the Effective Date shall be cancelled on the Effective Date irrespective of whether such shares were surrendered as provided in this Section 3(f) and thereafter shall represent only the right to receive the aliquot share of the Merger Price, without interest.

         4.       SHARE REPURCHASE

         (a) On terms and subject to the conditions hereof, Centennial hereby irrevocably grants to the Shareholders, acting through the Shareholder
Representative, the right (the "Put Right") to sell to Centennial, and Centennial (upon exercise of such Put Right) hereby unconditionally agrees to purchase from Tendering Shareholders (as defined herein), on the Put Closing Date hereinafter referred to, up to a maximum of 100,000 shares (the "Put Securities") as may be adjusted pursuant to this Section 4(a) of the Centennial Common Stock to be issued in connection with the Merger at the price of $20.00 per share (the "Purchase Price"). The number of Put Securities shall be appropriately adjusted to take into account any stock splits, stock dividends, recapitalization, merger, consolidation or similar events taking place between the Effective Date and the Put Closing Date. The determination of the Board of Directors of Centennial as to the appropriate adjustment to be made in such circumstances shall be conclusive, absent manifest error. Notwithstanding any contrary provision hereof, the Put Right shall terminate and be of no further force or effect on a date (the "Termination Date") which is the earlier of (i) the date which is six months after the date on which the registration statement referred to in Section 21 hereof becomes effective, or (ii) the date (after such effective date) on which the weighted average closing price of the Centennial Common Stock as reported on The American Stock Exchange has exceeded $24.00 per share for at least ten consecutive trading days during which the trading volume averages at least 50,000 shares per day (i.e., at least 500,000 shares for such ten-day period).

         (b) The Shareholder Representative, when so directed in writing by Shareholders whom at the time continue to own a majority of the shares of Centennial Common Stock issued in connection with the Merger, shall exercise the Put Right once at any time between the Effective Date and the Termination Date by providing written notice to Centennial, stating that the Put Right is being exercised and designating a date reasonably acceptable to Centennial for closing the purchase and sale which is not less than twenty (20) and not more than forty
(40) days after the date of such notice (the "Put Closing Date"). Concurrently with the giving of the foregoing notice, the Shareholder Representative shall give each Shareholder written notice that the Put Right is being exercised and giving such Shareholder an opportunity within ten (10) days thereto to elect to participate or not participate in the Put Right and to designate its Put Securities, if any. At least seven (7) days prior to the Put Closing Date, the Shareholder Representative shall give Centennial written notice of the
Shareholders (the "Tendering Shareholders") (and number of Put Securities for each) that have elected to participate in the Put Right on the Put Closing Date. The sale and purchase of the Put Securities shall take place on the Put Closing Date or at such other date as the parties may mutually agree, at the offices of O'Connor, Broude & Aronson in Waltham, Massachusetts or at such other location as the parties may mutually agree. At the Put Closing, Centennial will pay the Purchase Price to the Tendering Shareholders, acting through the Shareholder Representative, by wire transfer of immediately available federal funds; and against payment of such funds the Tendering Shareholders, acting through the Shareholder Representative, will deliver certificates for the Put Securities with endorsements or stock powers to the name of Centennial.

         5.       HOLDBACK PROVISIONS

         (a) Centennial shall retain the Escrow Amount for a period of 120 days following the Closing Date (the "Escrow Period"). On the first business day after the Escrow Period, Centennial shall pay the Escrow Amount to the Shareholder Representative, as defined in Section 10(l), for distribution to the Shareholders in accordance with Schedule 3(a)(ii). Notwithstanding the foregoing, all or any portion of the Escrow Amount may be retained by Centennial in the event Centennial or CAC (or, following the Closing Date, DCI) incurs any damages, losses, obligations, liabilities, claims, costs and expenses (collectively, "Liabilities") incident to any suit, action, investigation, claim or proceeding, suffered, sustained, incurred or required to be paid by Centennial or CAC (or, following the Closing Date, by DCI) by reason of:

                  (i) Any misrepresentation or breach of warranty made by DCI in or pursuant to this Agreement or any Schedule hereto or in any certificate or document delivered pursuant to this Agreement; or

                  (ii) Any failure by DCI to observe or perform its covenants and agreements set forth herein, which are to be performed on or prior to the Closing Date; or

                  (iii) Any claim, debt, liability or obligation or any alleged claim, debt, liability or obligation of DCI to any party, incurred before the Closing Date hereunder or arising from any matter or thing occurring before the Closing Date hereunder, and which does not appear as a liability on DCI's
Balance Sheet of May 31, 1996 (and which according to generally accepted accounting principles should have appeared on such Balance Sheet), except for
(x) liabilities expressly disclosed in this Agreement or any Schedule hereto (unless otherwise indicated herein or therein) and (y) liabilities (other than Taxes) incurred between the date of this Agreement and the Closing Date, the incurrence of which does not violate the provisions of this Agreement;

                  (iv) Any Taxes (as defined herein) of DCI, for all taxable periods up to and including the Effective Date in excess of the accrual established for such liabilities for such periods on the October 31, 1995 and May 31, 1996 Balance Sheets, and all actions, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees incident to the foregoing;

                  (v) Any claim by any Shareholder of DCI relating to or arising out of the Merger or this Agreement.

         (b) If Centennial shall in good faith believe that a Liability has arisen or exists during the Escrow Period, it shall give prompt written notice to the Shareholder Representative. Such written notice shall specify the amount and nature of the Liability, and of any matter which, in the opinion of Centennial, is likely to give rise to a Liability. The Shareholders Representative shall have the right to dispute the existence of a Liability by providing Centennial written notice within five (5) days of receipt of the notice from Centennial. Upon receipt of the notice from the Shareholder Representative, Centennial and the Shareholder Representative shall in good faith endeavor to arrive at a mutually acceptable resolution to their disagreement. If the parties are unable to reach a resolution within 30 days following the receipt of the notice from the Shareholder Representative, they shall submit their dispute to arbitration in accordance with the provisions of
Section 13 herein.

         (c) Any remedies of Centennial or CAC shall be cumulative and not exclusive. Specifically, but not by way of limitation, the parties make no attempt to limit any claims based on common law fraud or other similar remedies.

         6.       REPRESENTATIONS AND WARRANTIES OF DCI

         Except as set forth in Schedule 6, DCI represents and warrants to Centennial and CAC, upon which representations and warranties Centennial and CAC rely, and which representations and warranties shall survive the Closing for 120 days notwithstanding any investigation of the affairs of DCI by Centennial or CAC, as follows:

         (a) DCI is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and has full power and authority to own its properties and carry on its business as it is now being conducted and as presently proposed to be conducted.

DCI is not qualified, licensed or registered to do business in any other state, nor by the location and nature of its business and activities and the character of the properties owned by it, is it required to be so qualified, licensed or registered. Its Articles of Organization and all amendments thereto to date, its Bylaws as amended to date, and its Minutes and Stock Book, all of which have been delivered to Centennial for review prior to execution of this Agreement, are full, complete and correct except as provided in Schedule 6(a) attached hereto. The said Minutes accurately and fully reflect all meetings, actions, proceedings and other matters properly includable therein except as disclosed in
Schedule 6(a) attached hereto. Except as reflected in said Minutes and as disclosed in Schedule 6(a) attached hereto, there are no minutes of meetings or consents in lieu of meetings of the Board of Directors or Shareholders of DCI.

         (b) DCI has full power and authority (corporate and other) to execute and deliver this Agreement and consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of DCI and, except for obtaining the approval of DCI's Shareholders, no other corporate action or proceedings on the part of DCI are necessary to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by DCI and constitutes the valid and legally binding obligation of DCI, enforceable against it in accordance with its terms, subject only as to enforcement to general equitable principles and to bankruptcy, insolvency, reorganization, moratorium, or similar laws of general application affecting the rights and remedies of creditors. Except as set forth on Schedule 6(b), the execution and delivery of this Agreement by DCI, the consummation by DCI of the transactions contemplated hereby, and compliance by DCI with the terms and provisions herein will not violate any provision of the Articles of Organization or Bylaws of DCI in existence as of the Closing Date, will not conflict with or result in a breach, default, or violation of any term of any indebtedness, mortgage, indenture, contract, agreement, lease, license, permit, judgment, decree, order, or injunction by which it or any of its properties are or may be bound, or of any applicable statute, ordinance or regulation, and will not result in the creation or imposition of any lien upon any of the properties of DCI. Except for such consents as are obtained prior to the Closing Date, no consent, approval, order, or authorization of, or registration, declaration, or filing with, any governmental authority is required in connection with the execution and delivery of this Agreement by DCI or the consummation by DCI of the transactions contemplated hereby.

         (c) DCI has delivered to Centennial (i) copies of DCI's federal income tax returns as more fully identified on Schedule 6(c)(i) attached hereto and made part herein, for the periods set forth therein; and (ii) certain audited and unaudited financial statements more fully identified on Schedule 6(c)(ii) (the "Financial Statements"). The Financial Statements have been audited, except as set forth on Schedule 6(c)(ii), and certified without qualification or exception, and include Balance Sheets, Statements of Operations and Retained Earnings (Deficit), Statements of Changes in Stockholders' Equity and Statements of Cash Flow, all of which have been prepared according to generally accepted accounting principles, consistently applied, and collectively, together with the Notes thereto, fairly present the financial position, and the results of the operations of DCI as of the dates and for the periods indicated. All accounts receivable included in the May 31, 1996 Balance

Sheet (net of the reserve indicated thereon) are valid and genuine, arose out of bona fide delivery of products or services to customers, are not subject to any defense, set-off or counterclaim, are due and payable in the ordinary course within no more than (90) days after the date of delivery of the products or services, are payable in United States dollars and are not subject to any foreign government restrictions on payment. Each of the Financial Statements contains and reflects all adjustments and accruals required by generally accepted accounting principles, except for interim statements which are subject to normal year-end adjustments. The inventory of DCI is merchantable and fit for its intended purpose, is in good and marketable condition, and is saleable or usable in the ordinary course of DCI's business.

         (d) As of May 31, 1996, DCI had no liabilities, commitments or obligations of any kind whatsoever (whether accrued, absolute, contingent or otherwise, and whether due or to become due) which were not reflected or reserved against in its Balance Sheet or in the Notes thereto of said date, or which are not fully covered by policies of insurance validly in force, or disclosed herein or in a Schedule hereto, except for those which do not exceed $1,000 in the aggregate and arose in the ordinary course of DCI's business and are reflected in its books and records. Moreover, except as described on
Schedule 6(d) attached hereto, on the date of execution herein DCI does not have, nor will it on the Closing Date have, any liabilities, commitments or obligations which were incurred after May 31, 1996, except for those which arose in the ordinary course of DCI's business and are reflected in its books and records or are incurred as a result of the performance of this Agreement, or are disclosed in any Schedule hereto.

         (e) Since May 31, 1996, except as described on Schedules 6(d) and 6(e) attached hereto and made a part hereof, there has not been (and as of the Closing Date, there will not have been) (i) any change in DCI's business, properties, assets, financial condition, prospects, management or operations, other than changes in the ordinary course of business, none of which has been materially adverse; (ii) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting DCI's properties, business, assets or financial position; (iii) any declaration or setting aside of any dividend, or any direct or indirect redemption, purchase, or other acquisition of any of DCI's shares of capital stock; (iv) any increase in the compensation payable or to become payable by DCI to any of its officers, employees, or agents, or any bonus payment or arrangement made to or with any of them; (v) any unresolved labor controversy; (vi) any increase in any employee pension or retirement plans or other employee benefit plans; (vii) any waiver of any rights of material value to DCI or cancellation or compromise of any debt; (viii) any transfer or grant of any rights in DCI's patents, trademarks, trade names or copyrights; (ix) any material modification, change or termination of any existing license, lease, contract or other document referred to in this Agreement or any of the Schedules hereto, or failure to renew or extend any material contract, except in the ordinary course of business or as contemplated by this Agreement; (x) any individual capital expenditure in excess of $10,000, or aggregate capital expenditures in excess of $50,000, or any commitment therefor; or (xi) any occurrence or circumstance which may be expected to result in a material adverse change in or affecting the business or financial affairs of DCI.

         (f) DCI has good and marketable title to all of its properties and assets, real, personal and mixed, including those reflected in its Balance Sheet of May 31, 1996, free and clear of any security interests, mortgages, pledges, liens, encumbrances, restrictions, or charges, except for (i) those described on Schedule 6(f) attached hereto and made part herein, (ii) liens shown on such Balance Sheet or the Notes thereto as securing specified liabilities set forth therein, with respect to which no default exists, and except for minor imperfections of title and encumbrances, if any, which are not substantial in character, amount, or extent, do not detract from the value of the properties subject thereto, or interfere with the use of the properties for the purposes for which they are presently used, or otherwise impair DCI's operations, and have arisen only in the ordinary course of business.

         (g) Except as set forth on Schedule 6(g) attached hereto and made part herein, DCI presently has no existing leases, contracts, franchises or commitments, or agreements to enter into any of the same, written or oral, extending beyond the date of Closing. Copies of all written contracts or commitments, and a memorandum describing each oral contract or commitment listed on Schedule 6(g) or any other Schedule hereto, together with a copy or description as aforesaid, of each contract which requires the payment by DCI of a sum in excess of $50,000 in the aggregate, have been delivered to Centennial, and are true, complete and correct in all respects. DCI has complied in all respects with all of the provisions of each such contract or commitment, and of all other contracts and commitments to which it is a party, and is not in default under any of them, except as described on Schedule 6(g) or except such defaults which are not, individually or in the aggregate, materially adverse to DCI.

         (h) There is  attached to this  Agreement,  made part herein and marked
Schedule 6(h), true and complete lists, as of the date of this Agreement, setting forth:

                  (i) The names and, if available, residence addresses of all directors, officers and Shareholders of DCI, and the number of Common Stock owned by such Shareholders;

                  (ii) The names of all persons, if any, holding powers of attorney from DCI, and a summary statement of the terms therein;

                  (iii) A list setting forth the name and address of each bank or other institution in which DCI has established an account for investment, deposit, checking, savings or borrowing, or through which credit is extended, a brief description therein, and the names and titles of authorized signers and limits, if any;

                  (iv) A list of all employees and their annual compensation together with their Social Security numbers; and

                  (v) A list of all employee benefits granted by DCI.

         At the request of Centennial, DCI shall furnish to Centennial further information relating to the matters set forth in the above described lists, and copies of any items included therein, as well as any and all other matters relating to the operations of DCI.

         (i) Except for those matters disclosed on Schedule 6(i) attached hereto and made part herein, there is no action, suit, litigation, claim, administrative or governmental or quasigovernmental investigation or proceeding pending or, to the knowledge of DCI, threatened against DCI, or its business or properties. DCI is not a party to, or the subject of, any action, suit, litigation, claim, administrative proceeding or governmental or quasi-governmental investigation relating to DCI, its operations, properties or business, or material to the transactions contemplated hereunder; nor, to the knowledge of DCI, is any such action, suit, litigation, proceeding or investigation threatened or contemplated, nor, to the knowledge of DCI, does there exist any basis for any of the same.

         (j) None of the representations and warranties made by DCI contained in this Agreement, including all Schedules, nor in any written statement, document, certificate or memorandum furnished or to be furnished by DCI pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact; and none of such representations, warranties, written statements, documents, certificates or memoranda omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

         (k) (i) Except as provided in Schedule 6(k) attached hereto, DCI has duly filed all Federal, state, local, foreign and other tax returns, reports and declarations of estimated tax required to be filed by it for all periods up to and including the Effective Date (all such returns, reports and declarations being accurate and complete in all respects) and has paid or established adequate reserves for the payments of all federal, state, local or foreign taxes, assessments, deficiencies, levies, imports, duties, license fees, registration fees, withholdings, or other similar governmental charges, and any interest, penalties or additions to tax imposed thereon (collectively the "Taxes") due or claimed to be due by any taxing authority. The amounts set up as reserves for Taxes on the Balance Sheets of DCI as of October 31, 1995 and May 31, 1996 are sufficient for the payment of all unpaid Taxes for the periods ended October 31, 1995 and May 31, 1996, and for any year or period prior thereto, and for which DCI may be liable in its own right or as a transferee of the assets of or successor to any corporation, person, association, partnership, joint venture or other entity. DCI will pay, or will establish adequate reserves for the payment for all Taxes payable for the period from May 31, 1996, up to and including the Effective Date.

                  (ii) All amounts required to be withheld or collected by DCI for income taxes, social security taxes, unemployment insurance and other employee withholding taxes have been so withheld or collected, and either paid to the respective governmental authority or set aside for such purpose or accrued and reserved against and entered upon the books of DCI.

                  (iii) The Federal income tax returns of DCI have not been audited by the Internal Revenue Service. There is no action, suit, proceeding, audit, investigation or claim pending or to the knowledge of DCI threatened, in respect of any Taxes for which DCI may become liable, nor has any deficiency or claim for any Taxes been proposed or asserted. No waiver of any statute of limitations with respect to any taxable year has been executed by DCI; there is no agreement, waiver or consent providing for an extension of time with respect to the assessment of any Taxes against DCI, and no power of attorney granted by DCI with respect to any tax matters is currently in force.

                  (iv) DCI has never been a member of an affiliated group of corporations filing a consolidated federal or state income tax return. DCI has not consented to the application to it of Section 341(f)(2) of the Internal Revenue Code of 1986 (the "Code").

         (l) DCI has paid (and, as to any of the following which are payable after the date of Closing and determinable as of May 31, 1996, DCI has properly reserved against in accordance with generally accepted accounting principles) all sales and use taxes, social security taxes, unemployment taxes, ad valorem taxes, property taxes, excise taxes, duties and imposts, and all other taxes of every kind, character or description imposed by any governmental or quasi-governmental authority required to be paid by DCI for all periods prior to the Closing Date. There are no outstanding notices of any deficiencies, adjustments, changes in assessments or increases in tax rates with respect to any such taxes. DCI has duly filed or caused to be filed all reports and returns relating to or covering all such taxes and other charges, which are due or required to be filed at or prior to the date herein.

         (m) There are no outstanding orders, injunctions, decrees or judgments of any nature existing against DCI or any of its assets or properties. DCI has not received notice of any kind of any pending or threatened claim by any governmental or quasi-governmental authority asserting that DCI has at any time engaged in any unlawful activity, nor does there exist any material default of which DCI has notice, under the terms of any existing financing or other arrangement, agreement or contract, which will not be cured prior to the declaration or such default.

         (n) There is a total of (i) 12,910.23 shares of DCI Common Stock issued and outstanding and a total of 150,000 such shares authorized; (ii) 20,269.85 shares of DCI Series B Preferred Stock issued and outstanding and a total of 20,270 of such shares authorized; and (iii) 47,710.15 shares of DCI Series C Preferred Stock issued and outstanding and a total of 50,000 such shares authorized. All issued and outstanding shares of capital stock of DCI have been duly authorized and validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership therein, and no shares of capital stock were issued in violation of any preemptive rights or Federal or state securities laws. There are no other shares of capital stock of DCI of any class authorized, issued or outstanding. There are no outstanding stock options, warrants, calls, agreements, or statutory or nonstatutory preemptive rights, or any other rights whatsoever, to purchase or otherwise obtain or demand the issuance of any shares of Common Stock or Preferred Stock of DCI, in favor of or held by any persons or entities whatsoever, except those options, rights or agreements listed on Schedule 6(n) attached hereto and made a part herein, all of which options, rights or agreements shall be cancelled prior to the Effective Date at no cost or expense to DCI.

         (o) Each Shareholder listed on Schedule 6(h), attached hereto and made a part herein, is the record owner of all of the issued and outstanding Common Shares set forth opposite his name on Schedule 6(h). Collectively, the Shareholders listed on Schedule 6(h) own of record all of the capital stock of DCI issued and outstanding. There are no restrictions on transfer on any of the DCI Shares which would prevent such DCI Shares from being transferred to Centennial pursuant to the Merger.

         (p) DCI is not indebted to any Shareholder or to any officer or director of DCI, or to any of their respective spouses and/or children, in any amount whatsoever. DCI is not primarily or secondarily liable in respect of any obligation of another person or party. DCI is not a party to any agreement or arrangement whereby it engages in a transaction of any kind with any affiliate except on terms and conditions no less favorable to DCI than would be customary for such transactions between unaffiliated parties or upon terms and conditions on which similar transactions with others could fairly be expected to be entered into. All agreements and arrangements with any affiliate are fairly and accurately described in Schedule 6(p). For purposes of this Section 6(p), "affiliate" shall mean any officer, director or 10% Shareholder of DCI or any person or entity controlled by such officers, directors or Shareholders.

         (q) DCI has no subsidiaries, nor any investments in, nor ownership of securities of, any business, enterprise, entity or organization, public or private, except certificates of deposit, commercial paper and similar money equivalents, all as described on its Balance Sheet of May 31, 1996.

         (r) Except as described in Schedule 6(g), DCI is not a party to, nor is it bound by, any contract, agreement or undertaking with any persons, for or related to personal services rendered or to be rendered to DCI, made in the ordinary course of business which may be terminated at the option of DCI at or prior to the Closing Date, or within thirty (30) days thereafter, without liability upon DCI.

         (s)  (i)  Neither  DCI  nor  any  predecessor   has  ever   maintained,
participated in or been obligated to contribute to, or has ever had any liability with respect to, any Employee Pension Benefit Plan ("Plans") as such term is defined in Section 3 of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), any Employee Welfare Benefit Plan as such term is defined in Section 3 of ERISA, any deferred compensation plan or any other similar employee benefit plan. Neither DCI nor any predecessor has ever participated in, or been obligated to contribute to, any Multiemployer Plan as such term is defined in Section 3(37) of ERISA as amended by the Multiemployer Pension Plan Amendments Act of 1980. DCI is not, nor has it ever been, a member of a "controlled group of corporations" or an "affiliated service group", or a member under "common control" of any member, as defined in Sections 414(b), (c) and (m) of the Internal Revenue Code (the "Code").

                  (ii) Neither DCI nor any Plans maintained by DCI from time to time in effect, nor any trusts created thereunder, nor any trustee or administrator therein, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code, which could subject the Plans or any of them, any such trust, or any trustee or administrator therein, or any party dealing with the

Plans or any such trust, to the tax or penalty on prohibited transactions imposed by said Section 4975. Neither any of the Plans nor any such trusts have been terminated, nor have there been any "reportable events", as that term is defined in Section 4043 of ERISA, since the effective date of ERISA. Except as expressly disclosed in Schedule 6(s), none of the Plans which are employee pension benefit plans, and none of the trusts created thereunder, has been terminated since September 2, 1974. No Plan which is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code had an accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of such Plan to which Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code applied. No material liability to the Pension Benefit Guaranty Corporation has been or is expected by the Company to be incurred by the Company or any of its Subsidiaries with respect to any Plan, and there has been no event or condition which presents a material risk of termination of any Plan by the Pension Benefit Guaranty Corporation. The value of all accrued benefits under all the Plans which are employee pension plans does not exceed the current value of the assets of such Plans.

         The execution and delivery of this Agreement and the consummation of any transaction contemplated by this Agreement will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code.

                  (iii) Except as set forth on Schedule 6(s), neither DCI nor any predecessor has ever maintained or participated in any stock option or stock bonus plan. No stock will be issued (except in connection with stock options or warrants outstanding as of May 31, 1996) nor any options or warrants be granted between the date of execution of this Agreement and the Closing.

         (t) DCI has good title to, or valid leases or licenses for, insurable at regular rates, all of its property and assets that are necessary for the conduct of its business; and its equipment and real estate (whether owned or leased) is in good order, condition and repair, and is in conformity with all applicable federal, state and local laws, regulations and ordinances (including but not limited to zoning).

         (u) All of DCI's automobile and other equipment leases, employment agreements and other material executory agreements, which are not described in any other Schedule hereto are listed on Schedule 6(u) attached hereto and made a part herein. Complete copies of each have been made available to Centennial prior to the execution of this Agreement, and they and each of them will be in full force and effect on the Closing Date and thereafter for the benefit of DCI, unaffected by the transactions contemplated by this Agreement, with only such additions and deletions between the date of the execution of this Agreement and the Closing Date as shall be approved in advance in writing by Centennial. DCI has not received notice of default, nor has there been any default by DCI or any party thereto, under any of the aforesaid. All of the aforesaid are valid and binding upon DCI.

         (v) DCI has all necessary permits, licenses and governmental authorizations required for the ownership of its business as it is currently being operated, all of which will be available for the use and benefit of DCI unaffected by the transactions contemplated by this Agreement. All of DCI's said permits, licenses and governmental authorizations relating to the operations of DCI are currently in force, and are listed on Schedule 6(v) attached hereto and made a part herein. Except as set forth on Schedule 6(v), no consent, approval or authorization of any governmental authority or of any third party (except such consents, approvals or authorizations which are solely the responsibility of Centennial to obtain) is required in connection with the execution and delivery of this Agreement or any instrument contemplated hereby or the consummation of the transactions contemplated hereby. DCI has fully complied with all statutes, laws, ordinances, regulations and orders to which it is subject, except where the failure to so comply would not materially adversely affect the business, operations, prospects or financial condition of DCI.

         (w) All of DCI's properties and operations of a character usually insured by companies of established reputation engaged in the same or a similar business similarly situated are adequately insured, by financially sound and reputable insurers, against loss or damage of the kinds and in amounts customarily insured against by such persons, and DCI carries, with such insurers in customary amounts, such other insurance, including larceny, embezzlement or other criminal misappropriation insurance and business interruption insurance, as is usually carried by companies of established reputation engaged in the same or a similar business similarly situated. Schedule 6(w) attached hereto and made a part herein contains a complete and correct list of all policies of insurance of every kind and nature covering DCI, including without limitation, policies of life, fire, theft, employee fidelity and other casualty and liability insurance, indicating the insurer, the policy number, the type of coverage, the amount of coverage and the expiration date of each policy. Such policies are and will be at Closing in full force and effect, and will be unaffected by the transactions contemplated by this Agreement. Complete and correct copies of each such policy have been made available to Centennial prior to the execution of this Agreement.

         (x) DCI has no agreements, written or oral, with any labor union or association. DCI considers its relationships with employees to be good and has not experienced a work slowdown or stoppage due to labor problems.

         (y) No officer of DCI, nor, to the knowledge of DCI, any director or any employee of DCI who is also a Shareholder of DCI, has a direct or indirect interest of any kind in any business entity which is competitive with or related to the business of DCI. The provisions of this Section 6(y) shall not be construed to prevent or preclude investments by any Shareholder in a company or companies whose stock is listed on a national securities exchange or actively traded on the over-the counter market, which investment does not give such Shareholder the right to control or influence the policy decisions of any such company.

         (z) Schedule 6(z) hereto correctly sets forth a true and complete list of all patents, trademarks, trade names, service marks, copyrights, licenses and similar rights, and any applications in respect therein, and inventions, processes and formula used by DCI in whole or in part for the conduct of the business, all of which are owned by DCI free and clear of any and all licenses, liens, claims, security interests, charges or encumbrances whatsoever, except as set forth in said Schedule 6(z), and no licenses which are in effect as of the date of this Agreement have been granted by DCI to any third parties. All such patents, trademarks, trade names, copyrights and similar rights are valid and in good standing and do not infringe upon the rights of third parties. The operation of the business of DCI does not infringe upon any registered patent, trademark, trade name, copyright, license or other right, or invention, process, formula or trade secret, of any person. The present conduct of DCI's business is not materially dependent upon any one or more patents, trademarks, trade names, service marks, copyrights or licenses.

         (aa) Neither DCI, nor, to the knowledge of DCI, any director or officer of DCI, nor, any Shareholder in connection with the activities of DCI, has at any time, either directly or indirectly, (i) entered into any arrangement, written or oral, under or pursuant to which bribes, kickbacks, rebates, payoffs or other forms of illegal or improper payments have been or will be made, provided for or suffered, either directly or indirectly through agents, brokers, distributors, dealers or other intermediaries; (ii) made any contribution of monies, services, or property to any political party, candidate or elected official for any purpose; (iii) made any contributions, payments or gifts to or for the private use of any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift is illegal under the laws of the United States; (iv) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on its books; or (v) made any payments to any person with the intention or understanding that any part of such payment was to be used for any purpose other than that described in the documents supporting the payment.

         (bb) DCI has accrued and reserved in accordance with generally accepted accounting principles (and included in the May 31, 1996, Balance Sheet to the extent then known) sufficient sums to satisfy all claims for the following benefits, whenever presented, on the same basis as such benefits were available under the terms of the applicable DCI plans as in effect on the Effective Date (or set forth on Schedule 6(bb) to the extent not so accrued and reserved in the Financial Statements):

                  (i) Medical, dental and vision care benefits relating to a disease or physical condition for which treatment or advice was rendered prior to the Effective Date and which has been or is made known by the filing of a claim not later than the Effective Date;

                  (ii) Sickness and accident benefits relating to a sickness or accident, as a result of which the employee was absent from work on or before the Effective Date; and

                  (iii) Worker's compensation benefits with respect to which eligibility first occurred prior to the Effective Date;

                  (iv) With respect to salaried employees, any unpaid vacation pay; and with respect to hourly employees, any unpaid vacation pay the liability for which has become fixed on or before the Effective Date; and

                  (v) Supplemental unemployment benefits.

         (cc) DCI has accrued and reserved (and included in the May 31, 1996 Balance Sheet to the extent then known) sufficient sums to satisfy all unpaid obligations of DCI of the following type which have accrued or will accrue for periods through the Effective Date (or set forth on Schedule 6(cc) to the extent not so accrued and reserved in the Financial Statements):

                  (i) Taxes;

                  (ii) Premiums for major medical, life, accidental death and dismemberment or long term disability benefit insurance;

                  (iii) Holiday pay relating to holidays which occurred prior to the Effective Date;

                  (iv)  Taxes,   premiums  or  contributions   for  unemployment
compensation;

                  (v) Unpaid vacation pay;

                  (vi) Unpaid extended vacation pay; and

                  (vii) Unpaid vacation bonus.

         (dd) Except as disclosed in Schedule 6(b) attached hereto, DCI is not:

                              (i) in default in the  performance,  observance or
fulfillment of any obligation, covenant or condition contained in any evidence of indebtedness or any agreement or instrument under or pursuant to which any evidence of indebtedness has been issued, or any other agreement or instrument to which it is a party or by which it or any of its properties are bound (each such evidence of indebtedness, agreement or instrument being hereinafter sometimes called a "Contractual Obligation"), and no event has occurred which constitutes, or but for any requirement of giving of notice or passage of time or both would constitute, an event of default by DCI under any Contractual Obligation; or

                              (ii) in breach  or  violation  of,  or in  default
under, any of the terms, conditions or provisions of any law, or of any rule, regulation, order, writ, injunction or decree of any court or government, domestic or foreign, or any commission, bureau or administrative agency therein, or is in breach or violation of or default under any of the provisions of the charter or bylaws of DCI (each such term, condition and provision being hereinafter sometimes called a "Requirement of Law"), except for such defaults, breaches or violations of Requirements of Law as do not and will not have, individually or in the aggregate, any material adverse effect on the business, operations, properties, prospects or condition, financial and other, or results of operation of DCI.

         (ee) None of the borrowings of DCI were incurred or used for the purpose of purchasing or carrying any security which at the date of its acquisition was, or any security which now is, margin stock or other margin security within the meaning of Regulations G, T or X of the Board of

Governors of the Federal Reserve System, 12 C.F.R., parts 207, 220 and 224, as now in effect ("Margin Rules"), or a "security that is publicly held," within the meaning of such Regulation T, and DCI does not own any margin stock or other margin security, or a "security that is publicly held" or have any present intention of acquiring any margin stock or other margin security, or any "security that is publicly held".

         (ff) The information supplied to DCI's Shareholders with respect to the transactions contemplated hereby, insofar as it relates to DCI, does not contain, at the time it was made, any untrue statement of a material fact or omits to state a material fact required to be stated therein in order to make the statements therein not misleading.

         (gg) Wherever used in this Agreement with respect to any representation, warranty, covenant or agreement of DCI, Centennial, CAC or the Controlling Shareholder, the terms "knowledge", "known" or any similar variation therein shall be deemed to include:

                              (i) all matters  actually known to such party with
respect to the subject matter of such representation, warranty, covenant or agreement; and

                              (ii) all matters  which  should have been known to
such party with respect to the subject matter of such representation, warranty, covenant or agreement if such party was acting in a manner in which a reasonably prudent person would act in similar circumstances with respect to the subject matter of such representation, warranty, covenant or agreement.

         (hh) DCI hereby represents and warrants that the Board of Directors of DCI has (i) determined that the Merger is in the best interests of DCI and its shareholders, (ii) determined that the consideration to be received by the shareholders of record of DCI (the "Shareholders") is fair and reasonable, (iii) approved the Plan of Merger (the "Plan") contained in this Agreement and Plan of Merger, subject to approval of the Shareholders, and (iv) resolved to recommend approval of the Merger and the Plan by the Shareholders.

         (ii) The parties expressly understand and acknowledge that Centennial shall be entitled to recover for any breaches of the representations and warranties of DCI made herein in accordance with the provisions of Section 5 to the extent of the Escrow Amount, notwithstanding the status of DCI as a majority owned subsidiary of Centennial following the Effective Date.

         (jj) To the best of DCI's knowledge (i) no portion of its leased or owned property (the "Property") has been used for the handling, manufacturing, processing, storage or disposal of Hazardous Materials except in compliance with applicable law; and no underground tank or other underground storage receptacle for Hazardous Materials is located on such properties except in compliance with applicable law; (ii) in the course of any activities conducted by DCI or any of its Subsidiaries or operators of any of the Property, no Hazardous Materials have been generated or are being used on such properties except in compliance with applicable law; (iii) there have been no releases (e.g. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Materials on, upon, into or from any of the Property; (iv) there have been no releases on, upon, from or into any real property in the vicinity of any of the Property which, through soil or groundwater contamination, may have come to be located on, and which would have a material adverse effect on the value of, the properties of DCI or any of its Subsidiaries; and (v) in addition, any Hazardous Materials that have been generated on any of the property of DCI have been transported offsite only by carriers having an indemnification number issued by the EPA or in compliance with applicable requirements of the laws of Canada or the United States, treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of DCI's knowledge, operating in compliance with such permits and applicable Environmental Law. "Environmental Law" shall mean any environmental or health and safety-related law, regulation, rule or ordinance at the foreign, federal, state, or local level, whether existing as of the date hereof or previously enforced, or subsequently enacted.

         To the best of DCI's knowledge, none of the property is or is reasonably expected to be subject to any applicable environmental cleanup responsibility law or environmental restrictive transfer law or regulation by virtue of the transactions set forth herein and contemplated hereby. For purposes of this paragraph, the following definition shall apply: "Hazardous Materials" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant, or other substance, as defined or regulated under any environmental law or regulation.

         7.       REPRESENTATIONS AND WARRANTIES OF CENTENNIAL AND CAC

         Centennial and CAC represent and warrant to DCI and the Shareholders of DCI, upon which representations and warranties DCI and the Shareholders of DCI rely.

         (a) CAC is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and has full corporate power to enter into this Agree ment and to consummate the transactions contemplated hereby. Centennial is a corporation duly organized, validly existing and in good standing under the laws of the States of Delaware and has full corporate power to enter into this Agreement and to consummate the transactions contemplated hereby.

         (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated and performance of its respective obligations hereunder have been duly authorized by each of Centennial and CAC. This
Agreement has been duly executed and delivered by Centennial and CAC and constitutes the valid, legally binding and enforceable obligation of each of them in accordance with its terms, subject as to enforceability to general equitable principles and to bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

         (c) The execution and delivery of this Agreement and the consummation by Centennial and CAC of the transactions contemplated by this Agreement and the performance of their obligations hereunder will not:

                  (i) Result in any breach of, or constitute a default under the Articles of Organization or Bylaws of CAC, or the charter documents of Centennial, or any instrument, obligation, contract or agreement to which either of them is a party or by which it is bound; or

                  (ii) Violate any existing statute, order, writ, injunction or decree of any court, administrative agency or governmental body.

         (d) Neither Centennial nor CAC is a party to, or the subject of, any action, suit, litigation, administrative proceeding or governmental or quasi-governmental investigation material to the transactions contemplated hereunder, nor, to the best of Centennial's and CAC's knowledge, is any such action, suit, litigation, proceeding or investigation threatened.

         (e) The information supplied by Centennial for distribution to DCI's Shareholders insofar as such information relates to Centennial, does not contain, at the time it was made, any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements therein not misleading.

         (f) The information contained in filings made by Centennial with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, does not contain, at the time it was made, any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements therein not misleading.

         (g) There is a total of (i) 15,000,000 shares of Centennial Common Stock authorized, of which 8,315,920 (as of July 2, 1996) shares of Centennial Common Stock are issued and outstanding; and (ii) 1,000,000 shares of Preferred Stock of Centennial authorized, none of which are outstanding.

         (h) The 100,000 shares of Centennial Common Stock issuable to the Shareholders, when issued pursuant to the terms of this Agreement and the Merger, will be duly authorized, validly issued, fully paid and non-assessable.

         (i) The representations of Centennial set forth in Section 7(h) shall survive the Closing until the registration statement described in Section 21(a) is declared effective by the Securities and Exchange Commission. All other representations of Centennial and CAC made herein shall not survive the Closing Date.

         8.       COVENANTS OF DCI

         From the date herein to the Closing Date, DCI covenants and agrees:

         (a) To conduct diligently its operations in the ordinary course of its business (including the preservation and maintenance of the amount and condition of real estate, furniture, equipment, inventory, supplies and vehicles owned by it at levels similar to those in existence at the time of the signing of this Agreement, reasonable wear and tear excepted) and in full compliance with applicable law; and not to change any of its operational, marketing, pricing or purchasing policies.

         (b) To maintain, and to cause to be maintained, all insurance in force in the name of DCI at the time of the signing of this Agreement on all of its assets and its business operations, a descriptive list of which is contained in
Schedule 6(w).

         (c) To preserve its operations intact, and to maintain good business relations with its clients, customers, suppliers and others having business or professional dealings with it.

         (d) To pay when due (or within any extension of time permitted by applicable law) all taxes, charges, salaries, costs and expenses incurred by it in its said activities, accruing through Closing and payable prior to the Closing Date.

         (e) Not to enter into any contract, commitment, sales commitment, transaction or transactions, other than those in the ordinary course of its business, involving or requiring the payment of a total of more than $1,000 as to each individual contract or $10,000 in the aggregate, without the prior written approval of Centennial in each case.

         (f) Not to increase the salary, compensation or fringe benefits of any of its employees, without the prior written approval of Centennial.

         (g) Not to make any change in its Articles of Organization or Bylaws, or its authorized or issued shares; nor declare pay or make any dividend or other distribution or payment in respect of its corporate shares nor redeem or repurchase any such shares; nor issue or sell any shares of its Common Stock.

         (h) Not to make any change affecting the bank accounts, credit, borrowing or safe deposit arrangements referred to in this Agreement; nor sell, mortgage, encumber or dispose of any of its property except as permitted under the provisions of this Agreement or sales to customers in the ordinary course of DCI's business.

         (i) To maintain its books and records in accordance with generally accepted accounting principles consistently applied, such that said books and records will fairly and correctly reflect its income, expenses, assets and liabilities.

         (j) Not to incur any obligation or liability (absolute or contingent) except current obligations and liabilities incurred in the ordinary course of business and as permitted pursuant to this Agreement.

         (k) Not to enter into any employment agreement with, or become liable for any bonus, profit-sharing or incentive payment to, any of its officers or directors, or make any contributions to DCI's Employee Stock Ownership Plan or Pension or Profit Sharing Plans, except as disclosed herein or in an Schedule hereto.

         (l) Not to make any investments other than in certificates of deposit in federally insured banks, or U.S. Treasury instruments.

         (m) Not to take any action which would cause any of the representations and warranties made by it herein or by any Shareholder in connection herewith, not to be true and correct in all respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

         (n) During the period from the date of this Agreement to the Closing Date, to give Centennial and CAC and their representatives reasonable access to its offices, plants, records, files and books of account for the purpose of becoming familiar with all matters relating to DCI's business, properties and assets; provided, however, that such process shall be conducted in a manner that does not unreasonably interfere with the normal operations, and customer and employee relationships of DCI. Management of DCI shall assist Centennial and CAC in such process, and shall cause the legal counsel, accountants, agents, employees and other representatives of DCI to be available to Centennial and CAC for such purposes. During such process, Centennial and CAC shall have the right to make copies of such records, files and other materials as they may deem advisable. If for any reason, Closing under this Agreement is not consummated, Centennial and CAC and its representatives shall return promptly to DCI and keep confidential pursuant to the provisions of Section 18(c) herein, all copies made by Centennial and CAC and its representatives of material belonging to DCI.

         (o) To maintain itself as a corporation in good standing under the laws of the Commonwealth of Massachusetts, and prepare and file all necessary tax returns and reports required by federal, state or municipal authorities, including tax returns and reports for any tax liabilities, and maintain complete books and records of all transactions.

         (p) To mail all of the informational materials supplied by Centennial to the residence of each of the Shareholders and provide a Certificate of Mailing, in form and substance reasonably acceptable to counsel to Centennial, of such mailing at the Closing.

         (q) To use its diligent efforts to effect the consummation of the transactions contemplated hereunder.

         9.       COVENANTS OF CENTENNIAL AND CAC

         From the date herein to the Closing Date, Centennial and CAC covenant and agree:

         (a) Not to take any action which would cause any of the representations and warranties made by Centennial and CAC herein not to be true and correct in all respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

         (b) To use their diligent efforts to effect the consummation of the transactions contemplated hereunder.

         10.      CONDITIONS TO OBLIGATIONS OF CENTENNIAL AND CAC

         The obligations of Centennial and CAC hereunder are subject to the fulfillment on or prior to the Closing Date (unless a prior date is specified in any specific condition) of each of the following conditions, performance of any or all of which may be waived in writing by Centennial and CAC:

         (a) DCI shall take all action necessary in accordance with applicable law and its Articles of Organization and Bylaws to obtain the approval, either at a meeting called for such purpose or by written consent, of its shareholders for the purpose of approving the Merger (the "Shareholders' Approval") as soon as is reasonably practicable hereafter. No more than 5% of the Shareholders shall have asserted appraisal rights under the applicable provisions of the Business Corporation Laws of the Commonwealth of Massachusetts.

         (b) The representations and warranties of DCI contained in this Agreement shall be true and correct in all material respects at the Closing Date as though such representations and warranties were made at such time. DCI shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by it prior to or at the Closing Date. DCI shall have delivered a Tax Good Standing Certificate issued by the Department of Revenue of the Commonwealth of Massachusetts; shall have delivered a Certificates of Legal Existence and Good Standing issued by the Secretary of the Commonwealth of Massachusetts dated as of a recent date; shall have delivered Good Standing Certificates from the Secretary of State of each state in which DCI is qualified to do business as a foreign corporation; and shall have delivered a Certificate of DCI's President and Chief Financial
Officer on behalf of DCI certifying to the truth of such representations and warranties in all respects and such performance or compliance.

         (c) There shall not have been any material damage, destruction or loss adversely affecting the assets of DCI, or its financial condition, or its value as a going business.

         (d) No action or proceeding shall have been instituted or threatened, or claim or demand made, against Centennial, CAC, DCI, or any Shareholder of DCI or any of them before any court or other governmental body, seeking to restrain or prohibit, or to obtain damages with respect to, the consummation of the transactions contemplated hereby, or which might materially affect the business of DCI, which in the reasonable opinion of Centennial makes it inadvisable to consummate such transactions.

         (e) All proceedings to be taken and all documents to be executed and delivered by DCI, the Controlling Shareholder and each of them in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Centennial and its counsel.

         (f) The Employment Agreements described in Sections 19(a), shall have been executed and any prior agreements between DCI and any other employees of DCI shall have been terminated or performed in their entirety.

         (g) The plans described in Section 6(s) shall have been terminated and DCI shall have no further obligation to contribute to or administer such Plans.

         (h) Centennial shall have received the opinion of counsel as set forth in Section 15, herein.

         (i) Any and all indebtedness of DCI to any Shareholder shall be forgiven in its entirety, except for two notes (the "Shareholder Notes"), which shall total no more than $380,205.00 and $54,088.77, respectively, including principal and accrued and unpaid interest as of the Closing Date.

         (j) DCI shall have received a waiver and release for any default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Contractual Obligation in such form as is reasonably satisfactory to counsel to Centennial.

         (k) DCI shall have received any and all Consents required by a Rule of Law or Contractual Obligation to enter into this Agreement and consummate the transactions contemplated hereby.

         (l) The  Shareholders of DCI shall  irrevocably  elect Arthur Blasberg,
Jr.   to  serve   as  their   shareholder   representative   (the   "Shareholder
Representative").

         (m) DCI shall have provided Centennial with its audited financial statements as of and through October 31, 1995 and its unaudited financial statements as of and through May 31, 1996 at least three days prior to the Closing Date.

         11.      CONDITIONS TO OBLIGATIONS OF DCI

         The obligations of DCI hereunder are subject to the fulfillment on or prior to the Closing Date of each of the following conditions, performance of any or all of which may be waived in writing by DCI:

         (a) Centennial's and CAC's representations and warranties contained in this Agreement shall be true and correct in all material respects at Closing as though such representations and warranties were made at such time. Centennial and CAC shall have performed or complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Centennial and CAC prior to or at Closing.

         (b) No action or proceeding shall have been instituted or threatened or claim or demand made against Centennial, CAC or DCI or any of them before any court or other governmental body, seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, or which might materially and adversely affect the business of CAC, which in the reasonable opinion of DCI makes it inadvisable to consummate such transactions.

         (c) All proceedings to be taken and all documents to be executed and delivered by Centennial and CAC in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to DCI and its counsel.

         (d) At the Closing, Centennial shall deliver checks to satisfy the Shareholder Notes.

         (e) At the Closing, U.S. Trust will have agreed to remove the guaranty of Walter Conroy and Sheik Ahmed from all obligations of indebtedness of DCI to such bank upon payment for such obligations and Centennial shall have issued a check at the Closing to satisfy such obligations or Centennial shall have indemnified such parties for such obligations.

         (f) At the Closing, Fleet Bank will have agreed to remove the guaranty of FMR Co. from all obligations of indebtedness of DCI to such bank upon payment for such obligations and Centennial shall have issued a check at the Closing to satisfy such obligations or Centennial shall have indemnified such parties for such obligations.

         12.      INVESTIGATION OF DCI

         Centennial may at any time prior to the Closing Date, upon the prior consent of DCI (which consent shall not be unreasonably withheld) through its representatives, counsel or accountants, in addition to the access granted pursuant to the provisions of Section 8(n), make such reasonable investigation of DCI as Centennial deems necessary or advisable, in order to verify the accuracy and the compliance of DCI with the provisions of this Agreement; provided, however, that no investigation hereunder shall effect or be deemed to modify any representation or warranty made by DCI, or the conditions to the obligations of Centennial and CAC.

         13.      ARBITRATION

         (a) Any dispute, controversy or claim arising out of or relating to this Agreement, including the breach therein, shall be settled by an amicable effort on the part of both parties. An attempt to arrive at a settlement shall be deemed to have failed thirty (30) days after either party so notifies the other party in writing, and neither party shall institute arbitration or any related proceeding until expiration of that notice period. If a dispute, controversy or claim arises under Section 5 of this Agreement, the 30 day period provided for in this Section 13(a) shall be deemed to have lapsed following the time periods specified in Section 5(b).

         (b) If an attempt at settlement has failed, and written notice therein has been given as provided herein, any dispute, controversy or claim between the parties arising out of or in connection with this Agreement (or any amendments hereto or subsequent agreements), including, but not limited to, as to its existence, validity, interpretation, performance or non-performance, breach, or damages, including claims in tort, shall be decided by binding arbitration pursuant to the commercial Arbitration Rules, as amended and in effect January 1, 1996, of the American Arbitration Association, then in effect, (the "Rules"), subject to the following:

                  (i) The arbitration shall take place in Boston, Massachusetts, and in no other place.

                  (ii) Each party shall be entitled to designate one arbitrator. The arbitrators so chosen shall designate a third neutral arbitrator by unanimous vote within ten (10) days of their designation. That neutral arbitrator shall act as Chair to the arbitration.

                  (iii) The arbitration shall be conducted in accordance with the procedural laws of the United States Federal Arbitration Act, as amended, to the extent not inconsistent with the Rules of this Section.

                  (iv) An arbitration hearing shall be conducted not later than 30 days after selection of the neutral arbitrator. At the arbitration hearing, each party may make written and oral presentations to the arbitration panel, present testimony and written evidence, and examine witnesses. Legal privileges against disclosure shall apply.

                  (v) The written decision of the arbitration panel shall be final and binding, and may be entered and enforced in any court of competent jurisdiction. Each party waives any the right to a jury trial with respect to any decision of the arbitration panel.

                  (vi)  Each  party to the  arbitration  shall  pay the fees and expenses of the arbitrator it designates and one-half of the fees and expenses of the neutral arbitrator and of the American Arbitration Association. Notwithstanding the foregoing, the arbitration panel, by majority vote, may agree to assess arbitration costs and the costs and fees of the arbitrators against either party if it determines such party has brought or defended a claim in bad faith.

         14.      CLOSING

         The Closing shall take place at the offices of O'Connor, Broude & Aronson at Waltham, Massachusetts, on the 10th day of July, 1996, or such other date as shall be agreed upon in writing by DCI and Centennial, at 10:00 a.m. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered. At
Closing:

         (a) DCI shall deliver the Certificates described in Sections 10(b), and each party shall deliver the Opinions of Counsel described in Sections 15 and 16 of this Agreement.

         (b) On the Closing Date, the Shareholder Representative shall deliver to Centennial all of the certificates evidencing shares of Common Stock of DCI received prior to and on the Closing Date.

         (c) Centennial shall deliver to the Shareholder Representative that portion of the Merger Price as set forth in Section 3(e)(i).

         (d) DCI shall deliver to Centennial all of the original minute books, stock certificate books, documents and seals of DCI not previously delivered to CAC. The originals of such books and records shall be made available to the Shareholders for inspection during regular business hours after the Closing Date, and the Shareholders may at their own expense make such copies of and excerpts from such books and records as they may deem desirable. CAC agrees to retain the originals of all such material books and records until the first anniversary of the Closing.

         (e)      Centennial shall pay by company check the Shareholder Notes.

         (f) The exercise of any options, warrants or rights to acquire Common Stock of DCI and the "cashing out" of such options, warrants and rights to acquire Common Stock with a portion of the Merger Price shall be deemed to occur immediately prior to the Closing for all purposes of this Agreement.

         15.      OPINION OF COUNSEL FOR DCI

         DCI shall deliver to Centennial and to CAC at Closing an opinion of Hemenway & Barnes, its Counsel, dated as of the date of Closing, addressed to Centennial and CAC, in the form set forth in Exhibit 15.

         16.      OPINION OF COUNSEL FOR CENTENNIAL AND CAC

         CAC shall deliver to DCI at Closing an opinion of O'Connor, Broude, & Aronson, Counsel for Centennial and CAC, dated as of the Closing Date, addressed to DCI and the Controlling Shareholder in the form set forth in Exhibit 16.

         17.      DISCLOSURE OF INFORMATION

         (a) DCI recognizes and acknowledges that (i) all plans, systems, methods, designs, procedures, books and records relating to its operations, personnel and practices (whether instituted or commenced prior or subsequent to the date herein), (ii) all other records, documents and information concerning its business activities, practices, and procedures, and any name or style under which it shall have been operated prior or shall operate subsequent hereto, and
(iii) any logo or other descriptive or illustrative form therein, as they may have existed from time to time, constitute and will constitute valuable, special and unique assets of DCI's business. DCI therefore covenants and agrees that it will not, prior to the Effective Date, disclose any part therein which is confidential, or use or permit to be used any such name, style, logo or form, to or by any person, firm, corporation, association or other entity, for any reason or purpose whatsoever, except in the ordinary course of DCI's business or as required by this Agreement.

         (b) DCI acknowledges that the restrictions contained in Section 17(a), in view of the nature of the business in which it is engaged, are reasonable and necessary in order to protect its legitimate interests, and that any violation therein would result in irreparable injuries to DCI. DCI therefore acknowledges that, in the event of a breach or threatened breach of the provisions of this paragraph by DCI, Centennial and Centennial and CAC shall be entitled to obtain from any court of competent jurisdiction, preliminary and permanent injunctive relief restraining DCI from disclosing any such records, documents or information or using or permitting to be used any such name, style, logo or form, or from being employed by or otherwise rendering any services to any person, firm, corporation, association or other entity to whom such records, documents or information, in whole or in part, have been disclosed or are threatened to be disclosed.

         (c) Centennial and CAC recognize and acknowledge that during the course of negotiations in connection with this Agreement, and in preparation for Closing hereunder, DCI will have disclosed to Centennial and CAC certain plans, systems, methods, designs, procedures, books and records relating to its operations, personnel and practices, as well as records, documents and information concerning its business activities, practices, and procedures, all of which constitute and will constitute valuable, special and unique assets of its business. Centennial and CAC therefore covenant and agree that if Closing is not consummated hereunder, all copies of such information will be returned to DCI and neither Centennial nor CAC will ever at any time thereafter disclose any part therein to any person, firm, corporation, association or other entity, for any reason or purpose whatsoever, unless such information was known to Centennial prior to such negotiations, is subsequently made public by DCI or any third party, is subsequently disclosed to Centennial or CAC by any third party having a right to do so, or is required to be disclosed by law.

         (d) Centennial and CAC acknowledge that the restrictions contained in subparagraph 18(c), in view of the nature of the business in which DCI is engaged, are reasonable and necessary in order to protect the legitimate interests of DCI, and that any violation therein would result in irreparable injuries to DCI. Centennial and CAC therefore acknowledge that, in the event of a breach or threatened breach of the provisions of this paragraph by Centennial or by CAC, DCI shall be entitled to obtain from any court of competent jurisdiction, preliminary and permanent injunctive relief restraining Centennial and/or CAC as the case may be from disclosing any such records, documents or information to any person, firm, corporation, association or other entity whatsoever.

         (e) Nothing contained in this paragraph shall be construed as prohibiting Centennial, CAC or DCI from pursuing any other remedies available to either of them for any such breach or threatened breach of the provisions of this Section 17, including recovery of damages and an equitable accounting of all earnings, profits and other benefits arising from such violation.

         18.      EMPLOYMENT AGREEMENTS

         CAC agrees to enter into employment agreements with those employees designated on Schedule 18 herein on terms and conditions agreed to by the parties thereto (the "Employment Agreements"). Any prior agreements between DCI and any other employees of DCI shall be terminated or performed in their entirety prior to the Effective Date.

         19.      FURTHER ASSURANCES

         Subsequent to the Closing, Centennial, CAC and DCI shall each, at the request of any of the others, furnish, execute and deliver such documents, instruments, opinions of counsel, certificates, notices and other such instruments and further assurances as counsel for the requesting party shall reasonably require as necessary or desirable to effect complete consummation of this Agreement, or in connection with the preparation and filing of reports required or requested by governmental agencies, stock exchanges or other regulatory bodies.

         20.      NOTICES

         All notices which are or may be required to be given by any party to any other party in connection with this Agreement and the transactions contemplated hereby shall be in writing, and shall be deemed to have been properly given if and when delivered personally or sent by certified mail, return receipt requested, postage prepaid, addressed as follows:

         To Centennial or to           Centennial Technologies, Inc.
         CAC:                          39 Manning Road
                                       Billerica, Massachusetts 01821

         To DCI:                       Design Circuits, Inc.
                                       374 Turnpike Road
                                       Southborough, Massachusetts 01772
                                       Attn: Walter Conroy, President

         In each case, with            O'Connor, Broude & Aronson
         copies to each of             950 Winter Street
         the other parties             Suite 2300
         to this Agreement             Waltham, Massachusetts  02154
         and to:                       Attn:  Andrew D. Myers, Esq.

                                       and a copy to Shareholder Representative:

                                       Arthur Blasberg, Jr.
                                       125 Summer Street, Suite 1201
                                       Boston, Massachusetts 02110

                                       Hemenway & Barnes
                                       60 State Street
                                       Boston, Massachusetts 02109
                                       Attn: John J. Madden, Esquire

or to such place or places or persons as any party may from time to time designate by written notice to the other parties, given in the manner aforesaid.

         21.      REGISTRATION RIGHTS

         (a) Centennial will use its commercially reasonable efforts to prepare and file with the Securities and Exchange Commission (the "Commission") within 30 days of the Closing Date, a Registration Statement on Form S-3 (or such other Form as counsel to Centennial shall deem appropriate) and such other documents, including a prospectus, as may be necessary in the opinion of counsel for Centennial in order to comply with the provisions of the Securities Act of 1933, as amended (the "Act"), so as to permit a public offering and sale of the Centennial Common Stock for a period of no less than twelve (12) months by the Shareholders. The expenses of such registration shall be borne by Centennial, with the exception of underwriting or selling discounts and commissions and any fees and disbursements of counsel to the Shareholders.

         (b) Centennial will take all commercially reasonable action which may be required in qualifying the centennial Common Stock for offering and sale under the securities or blue sky laws of such states as reasonably are requested by the Holder(s), provided that Centennial shall not be obligated to register the shares in any state or execute or file any general consent to service of process or to qualify as a foreign corporation to do business under the laws of any such jurisdiction.

         (c) Centennial's obligation under this Agreement shall be conditioned upon a timely receipt by the Centennial in writing of information as Centennial may reasonably require from each of the Shareholders, or any underwriter for any of them, in connection with the preparation of a registration statement filed pursuant to this Agreement, including any post-effective amendment to such registration statement, and the sale of the Centennial Common Stock by the Shareholders.

         (d) Centennial shall use its commercially reasonable efforts to have all registration statements filed pursuant to this Agreement declared effective at the earliest possible time, and shall furnish each Holder desiring to sell Shares such number of prospectuses as shall reasonably be requested.

         (e) Centennial shall, to the full extent permitted by law, indemnify and hold harmless each Holder of Common Stock included in the registration statement filed pursuant hereto, its directors, officers and partners, and each other person, if any, who controls any such Holder within the meaning of the Securities Act, against any Liabilities to which such Holder or any such director, officer, partner or controlling person may become subject under the Securities Act or otherwise, to the extent that such Liabilities arises out of or are based upon any untrue statement of any material fact contained in such registration statement, any preliminary prospectus, final prospectus or prospectus supplement contained therein or filed with the Commission, or any amendment or supplement thereto, or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided that such indemnification by Centennial shall be conditioned upon the receipt by Centennial of a reciprocal indemnification from such Holders; and provided, further, that Centennial shall not be liable in any such case to the extent that such Liability arises out of or is based upon an untrue statement or alleged omission made in reliance upon and in conformity with information furnished to Centennial by such Holder. The indemnification of Centennial under this Section 21(e) shall survive until two (2) years following the effective date of the Registration Statement described in paragraph (a) above.

         22.      BROKERS

         The Shareholders shall pay any and all commissions and expenses due to Schneider Securities, Inc. and Centennial shall pay any and all commissions and expenses due to Thomas DePetrillo. DCI warrants and represents that no other broker's or finder's fee, commission or other payment is due or payable from or by Centennial or CAC or DCI or any of them; nor has any such other fee or commission been earned by any third party on behalf of any of the foregoing in connection with the negotiation and execution of this Agreement or in any other manner affecting or involving Centennial's or DCI's business or in connection with the negotiation or execution of this Agreement, or the consummation of any transaction contemplated hereby.

         23.      EXPENSES

         Whether or not the transactions contemplated hereby are consummated, Centennial and CAC shall pay their own expenses, and the Shareholders shall pay their and DCI's expenses, in connection with the negotiation, authorization, preparation, execution and performance of this Agreement, including, without limitation, all fees and expenses of investment banking firms, agents, representatives, counsel and accountants.

         24.      ENTIRE AGREEMENT

         This Agreement and the Schedules hereto set forth the entire Agreement and understanding of the parties, and there are no other prior or contemporaneous written or oral agreements, undertakings, promises, warranties or covenants not specifically referred to or contained herein or attached hereto. This Agreement may be amended, modified or terminated only by a written instrument signed by the parties hereto.

         25.      BINDING EFFECT

         This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their and each of their respective heirs, executors, administrators, successors and permitted assigns, but may not be assigned by any party without the prior written consent of the other parties; except that CAC may assign its rights hereunder to any wholly-owned subsidiary of Centennial.

         26.      HEADINGS

         The headings of the various paragraphs of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms or text of the paragraph so designated.

         27.      LAW GOVERNING

         This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of the Commonwealth of Massachusetts in which it has been executed and in which it has a situs. If any provision of this Agreement shall be held invalid by a court with jurisdiction over the parties to this Agreement, then and in that event such provision shall be deleted from the Agreement, which shall then be construed to give effect to the remaining provisions therein.

         28.      COUNTERPARTS

         This Agreement may be executed in one or more counterparts, all of which taken together shall be considered one Agreement.


                      [THIS SPACE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers and have affixed their respective corporate seals, all on the day and year first above written.

                                           CENTENNIAL ACQUISITION
                                             CORPORATION


                                           By: /s/ James Murphy
                                              -----------------------------
                                           James Murphy, President
                                           --------------------------------
                                           Printed Name and Title


Attest: /s/ Andrew D. Myers
       --------------------------------
         Andrew D. Myers
         Assistant Clerk


                                           CENTENNIAL TECHNOLOGIES, INC.


                                           By: /s/ James Murphy
                                              -----------------------------
                                           James Murphy, Chief Financial Officer
                                           --------------------------------
                                           Printed Name and Title

Attest: /s/ Andrew D. Myers
       --------------------------------
         Andrew D. Myers
         Assistant Clerk


                                           DESIGN CIRCUITS, INC.


                                           By: /s/ Walter Conroy
                                              -----------------------------
                                           Walter Conroy, President
                                           --------------------------------
                                           Printed Name and Title


Attest: /s/
       --------------------------------